As filed with the Securities and Exchange Commission on September 11, 1998.
                                                      Registration No. 333-60209
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                              ---------------------
                                 Amendment No. 1
                                       to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              ---------------------


                               BE AEROSPACE, INC.


             (Exact name of registrant as specified in its charter)


            Delaware                                         06-1209796
 (State or other jurisdiction of                          (I.R.S. Employer
 incorporation or organization)                          Identification No.)

       1400 Corporate Center Way, Wellington, Florida 33414 (561) 791-5000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            Edmund J. Moriarty, Esq.
                                 General Counsel
                            1400 Corporate Center Way
                              Wellington, FL 33414
                      (561) 791-5000 / (561) 791-3966 (fax)
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                              ---------------------

                        Copies of all communications to:
       Rohan S. Weerasinghe, Esq.                  Winthrop G. Minot, Esq.
          Shearman & Sterling                            Ropes & Gray
          599 Lexington Avenue                     One International Place
        New York, New York 10022                 Boston, Massachusetts 02110
 (212) 848-4000 / (212) 848-7179 (fax)       (617) 951-7000/(617) 951-7050 (fax)
                              ---------------------
      Approximate date of commencement of proposed sale to the public: From time to time or at one time after the effective date of this Registration Statement.
      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act") other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                              ---------------------

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 SUBJECT TO COMPLETION, DATED September 11, 1998



                                 5,166,675 Shares
         [Logo]                BE AEROSPACE, INC.
                                  Common Stock
                                ----------------

         All of the shares (the "Shares") of Common Stock of BE Aerospace, Inc., a Delaware corporation ("B/E" or the "Company"), par value $.01 per share (the "Common Stock"), offered hereby are being offered by certain stockholders listed herein (collectively, the "Selling Stockholders"), who may from time to time offer for sale shares of the Common Stock. The Selling Stockholders received such shares in connection with the acquisitions of either ASI, ALC or SMR (each as defined herein). Except as provided by the SMR Acquisition Agreement (as defined herein), the Company will not receive any proceeds from the sale by the Selling Stockholders of the Shares. See "Selling Stockholders."

         The Selling Stockholders have advised the Company that the Shares of Common Stock offered hereby may be offered or sold by or for the account of such Selling Stockholders, from time to time, to purchasers directly, or through brokers in brokerage transactions on the Nasdaq National Market, or to underwriters or dealers in negotiated transactions or in a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. From time to time the Selling Stockholders may engage in short sales, puts and calls and other transactions in securities of the Company, or derivatives thereof, and may sell and deliver the Shares in connection therewith. Brokers, dealers and underwriters that participate in the distribution of the Common Stock offered hereby may be deemed to be underwriters under the Securities Act of 1933 as amended, and together with the rules and regulations thereunder (the "Securities Act"), and any discounts or commissions received by them from the Selling Stockholders and any profit on the resale of the Common Stock offered hereby by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders may be deemed to be underwriters under the Securities Act. The Company will bear all expenses in connection with the offering made hereunder, other than, in the case of the Selling Stockholders who received their shares in connection with the acquisitions of ASI or ALC, all applicable stock transfer taxes, brokerage commissions, underwriting discounts or commissions and fees of such Selling Stockholders' counsel which will be paid by such Selling Stockholders, pursuant to the relevant Merger Agreements (as defined herein). The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act, in connection with the registration and the offering and sale of the Common Stock offered hereby. See "Plan of Distribution."

         The Common Stock is listed on the Nasdaq National Market ("Nasdaq") under the symbol "BEAV." On September 10, 1998, the last reported sale price of the Common Stock was $22.75 per share.

         If necessary, certain information relating to the Selling Stockholders, the terms of each sale of Common Stock offered hereby, including the public offering price, the names of any underwriters or agents, the compensation, if any, of such underwriters or agents and the other terms in connection with the sale of the Common Stock, in respect of which this Prospectus is delivered will be set forth in an accompanying Prospectus Supplement (the "Prospectus Supplement").

         FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY, SEE "RISK FACTORS" BEGINNING ON PAGE 5.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                       REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.
                                ----------------

                  The date of this Prospectus is      , 1998.

No person has been authorized to give any information or to make any representations other than those contained in this Prospectus or any Prospectus Supplement and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus and any Prospectus Supplement does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or thereof or that the information contained herein or therein is correct as of any time subsequent to the date of such information.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

         The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the Common Stock to which this Prospectus relates. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement, including the exhibits thereto. The Registration Statement may be inspected by anyone without charge at the principal office of the Commission in Washington, D.C., and copies of all or part of it may be obtained from the Commission upon payment of the prescribed fees.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The  following   documents   heretofore   filed  with  the   Commission
(Commission File No. 000-18348) by the Company are incorporated in this Prospectus by reference and made a part hereof:

         (1) B/E's Annual Report on Form 10-K for the year ended February 28, 1998 (the "1998 10-K"), filed with the Commission on May 29, 1998, as amended by the amendment to the 1998 10-K filed with the Commission on June 29, 1998.

         (2) The Company's Quarterly Report on Form 10-Q for the quarter ended May 30, 1998, filed with the Commission on July 14, 1998.

         (3) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on March 7, 1990 under Section 12 of the Exchange Act, including any report or amendment updating such description.

         (4) The Company's Current Reports on Form 8-K filed on April 13, 1998, April 27, 1998, May 8, 1998 and August 24, 1998,
                  respectively.

         All documents subsequently filed by B/E with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of such document. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is also deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

         This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. B/E will provide without charge to any person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Written requests should be directed to: Chief Financial Officer, BE Aerospace, Inc., 1400 Corporate Center Way, Wellington, FL 33414. Telephone requests may be directed to B/E at (561) 791-5000.

         In connection with any underwritten offering of the Shares, the underwriters and certain persons participating in such offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock, including over-allotment, stabilizing transactions, syndicate short covering transactions and penalty bids. Such transactions may be effected on the Nasdaq, in the over-the-counter market or otherwise. Such transactions, if commenced, may be discontinued at any time.

                                   THE COMPANY

General

         B/E is the world's largest manufacturer of commercial and general aviation aircraft cabin interior products, serving virtually all major airlines and a wide variety of general aviation customers and airframe manufacturers. Management believes that the Company has achieved leading global market positions in each of its major product categories, which include aircraft seats, food and beverage preparation and storage equipment, galley and other interior structures, oxygen delivery systems, lighting systems and in-flight entertainment systems. In addition, B/E provides design, integration, installation and certification services, offering its customers in-house capabilities to design, project manage, integrate, test and certify reconfigurations and modifications to commercial aircraft passenger cabin interiors and to manufacture related products, including engineering kits and interface components. B/E also provides upgrade, maintenance and repair services for its airline customers around the world.

         B/E's executive offices are located at 1400 Corporate Center Way, Wellington, Florida 33414, and its telephone number is (561) 791-5000.

Recent Acquisitions

         On March 27, 1998, the Company acquired Aerospace Interiors, Inc. ("ASI") for a total of 201,895 shares of Common Stock, representing a purchase price of approximately $5.6 million. ASI services, cleans and repairs aircraft interior parts and products, and is a leading provider of seat repair and maintenance services performed by non-airline entities. See "Selling Stockholders."

         On April, 14, 1998, the Company acquired Puritan-Bennett Aero Systems Co. ("PBASCO"), a wholly owned subsidiary of Nellcor Puritan Bennett Inc., for a cash purchase price of $69.7 million. PBASCO is a leading manufacturer of commercial aircraft oxygen delivery systems and passenger service unit components and systems ("PSU") and is a major supplier of air valves, overhead lights and switches for both commercial and general aviation aircraft.

         On April 21, 1998, the Company acquired Aircraft Modular Products ("AMP") for a cash purchase price of $117.3 million. AMP is a leading manufacturer of cabin interior products for general aviation (business jet) and commercial-type VIP aircraft, providing a broad line of products including seating, sidewalls, bulkheads, credenza, closets, galley structures, lavatories, tables and sofas, as well as related spare parts.

         On July 30, 1998, the Company acquired Aerospace Lighting Corporation ("ALC") for a total of 964,780 shares of Common Stock, representing a purchase price of approximately $28.1 million. ALC is a market leader in producing interior fluorescent lighting systems for business and corporate jet aircraft. See "Selling Stockholders."

         On August  7,  1998,  the  Company  acquired  the  common  stock of SMR
Aerospace, Inc., the membership interests of SMR Developers LLC, and the partnership interests of SMR Associates (together, the "SMR Companies" or "SMR") for a total aggregate purchase price of approximately $120.0 million, subject to adjustment (the "SMR Purchase Price"). Pursuant to the SMR Acquisition
Agreement, the Company issued 4,000,000 shares of Common Stock to the SMR Sellers (as defined herein) and paid the SMR Sellers $2.0 million in cash. The Company also paid $22.0 million in cash to the employee stock ownership plan (the "ESOP") of Flight Structures, Inc. ("FSI"), a subsidiary of SMR Aerospace, Inc., pursuant to a separate Stock Purchase Agreement between the ESOP and B/E, to purchase the minority equity interest in FSI held by the ESOP, bringing the total aggregate purchase price paid by B/E for SMR to approximately $142.0 million. To the extent the Net Proceeds (as defined in the SMR Acquisition Agreement), which include the $2 million in cash already received by the SMR Sellers, from the sale of the 4,000,000 shares of Common Stock is less than the SMR Purchase Price, the Company will pay such difference to the SMR Sellers with funds drawn under the Bank Credit Facility (as defined herein). B/E's obligations to the SMR Sellers under the SMR Acquisition Agreement are secured by an irrevocable stand-by letter of credit from The Chase Manhattan Bank in favor of the SMR Sellers. If such Net Proceeds exceed the SMR Purchase Price, the SMR Sellers will remit such excess to the Company.

         SMR is a leader in providing design, integration, installation and certification services for commercial aircraft passenger cabin interiors. SMR provides a broad range of interior reconfiguration services which allow airlines to change the size of certain classes of service, modify and upgrade the seating, install telecommunications or entertainment options, relocate galleys, lavatories, and overhead bins, and install crew rest compartments. SMR is also a supplier of structural design and integration services, including airframe modifications for passenger-to-freighter conversions. In addition, SMR provides a variety of niche products and components that are used to facilitate reconfigurations and conversions. SMR's services are performed primarily on an aftermarket basis, and its customers include major airlines, such as United Airlines, Japan Airlines, British Airways, Air France, Cathay Pacific and Qantas, as well as Boeing, Airborne Express and Federal Express. See "Selling Stockholders."

         On September 3, 1998, the Company acquired substantially all of the galley equipment assets and assumed related liabilities of CF Taylor Interiors Limited and acquired the common stock of CF Taylor (Wales) Limited (collectively "CF Taylor"), both wholly owned subsidiaries of EIS Group PLC, for a total cash purchase price of approximately (pound)14.9 million, (approximately $25.1 million, based upon the exchange rate in effect on September 3, 1998). CF Taylor is a manufacturer of galley equipment for both narrow- and wide-body aircraft, including galley structures, crew rests and related spare parts.

                                  RISK FACTORS

         Prior to making an investment decision with respect to the Shares of Common Stock offered hereby, prospective investors should carefully consider the specific factors set forth below, together with all of the other information appearing herein, in light of their particular investment objectives and financial circumstances.

Dependence upon Conditions in the Airline Industry

         The Company's principal customers are the world's commercial airlines. As a result, the Company's business is directly dependent upon the conditions in the highly cyclical and competitive commercial airline industry. In the late 1980s and early 1990s, the airline industry suffered a severe downturn, which resulted in record losses and several air carriers seeking protection under bankruptcy laws. As a consequence, during such period, airlines sought to conserve cash by reducing or deferring scheduled cabin interior refurbishment and upgrade programs and by delaying purchases of new aircraft. This led to a significant contraction in the commercial aircraft cabin interior products industry and a decline in the Company's business and profitability. The airline industry has now experienced five consecutive years of profitability including record profitability in each of the last three calendar years. This financial turnaround has, in part, been driven by record load factors, rising fare prices and declining fuel costs. The airlines have substantially restored their balance sheets through cash generated from operations and debt and equity placements. As a result, the levels of airline spending on refurbishment and new aircraft purchases have expanded. However, due to the volatility of the airline industry there can be no assurance that the current profitability of the airline industry will continue or that the airlines will maintain or increase expenditures on cabin interior products for refurbishments or new aircraft.

         In addition, the airline industry is undergoing a process of consolidation and significantly increased competition. Such consolidation could result in a reduction of future aircraft orders as overlapping routes are eliminated and airlines seek greater economies through higher aircraft utilization. Increased airline competition may also result in airlines seeking to reduce costs by promoting greater price competition from airline cabin interior products manufacturers, thereby adversely affecting the Company's revenues and margins.

         Recently, turbulence in the financial and currency markets of many Asian countries has led to uncertainty with respect to the economic outlook for these countries. Of the Company's $590 million of backlog at May 30, 1998, the Company had $45 million with Asian carriers deliverable in fiscal 1999 and a further $76 million deliverable in subsequent fiscal years. Of such Asian carrier backlog, approximately $36 million was with Japan Airlines, Singapore Airlines and Cathay Pacific. Although not all carriers have been affected by the current economic events in the Pacific Rim, certain carriers could cancel or defer their existing orders and future orders from airlines in these countries may be adversely affected.

New Product Introductions and Technological Change

         Airlines currently are taking delivery of a new generation of aircraft and demanding increasingly sophisticated cabin interior products. As a result, the cabin interior configurations of commercial aircraft are becoming more complex and will require more technologically advanced and integrated products. For example, airlines increasingly are seeking sophisticated in-flight entertainment systems, such as the MDDS interactive individual passenger in-flight entertainment system developed by B/E. The Company expects that in-flight entertainment systems, including live broadcast television on narrow-body aircraft, will provide a significant percentage of its future revenues. Development of the MDDS and related in-flight entertainment systems required substantial investment by the Company and third parties in research, development and engineering. The future success of the Company may depend to some extent on its ability to manufacture successfully and deliver, on a timely basis, in-flight entertainment products and to have these products perform at the level expected by B/E's customers and their passengers, as well as the Company's ability to continue to develop, profitably manufacture and deliver, on a timely basis, other technologically advanced, reliable high-quality products, which can be readily integrated into complex cabin interior configurations.

Competition

         The Company competes with a number of established companies that have significantly greater financial, technological and marketing resources than the Company. Although the Company has achieved a significant share of the market for a number of its commercial airline cabin interior products, there can be no assurance that the Company will be able to maintain this market share. The ability of the Company to maintain its market share will depend not only on its ability to remain the supplier of retrofit and refurbishment products and spare parts on the commercial fleets on which its products are currently in service, but also on its success in causing its products to be selected for installation in new aircraft, including next-generation aircraft, expected to be purchased by the airlines over the next decade, and in avoiding product obsolescence.

         The Company's primary competitors in the market for new passenger entertainment products, including individual seat video and in-flight entertainment and cabin management systems, are Matsushita Electronics and Rockwell Collins, each of which has significantly greater technological capabilities and financial and marketing resources than the Company.

Adverse Consequences of Financial Leverage

         The Company has substantial indebtedness and, as a result, significant debt service obligations. As of May 30, 1998, the Company had approximately $436.2 million aggregate amount of indebtedness outstanding, representing approximately 80% of total capitalization. As a result of B/E's acquisition of the minority equity interest in FSI held by the ESOP, B/E will incur an additional $22.0 million of indebtedness. The degree of the Company's leverage could have important consequences to purchasers or holders of its shares of Common Stock, including: (i) limiting the Company's ability to obtain additional financing to fund future working capital requirements, capital expenditures, acquisitions or other general corporate requirements; (ii) requiring a substantial portion of the Company's cash flow from operations to be dedicated to debt service requirements, thereby reducing the funds available for operations and further business opportunities; and (iii) increasing the Company's vulnerability to adverse economic and industry conditions. In addition, since any borrowings under the Company's bank credit facilities will be at variable rates of interest, the Company will be vulnerable to increases in interest rates. The Company may incur additional indebtedness in the future, although its ability to do so will be restricted by the indentures governing the Company's 97/8% Senior Subordinated Notes due 2006 (the "97/8% Notes") and 8% Senior Subordinated Notes due 2008 (the "8% Notes") and by the terms of its existing credit facilities with The Chase Manhattan Bank (the "Bank Credit Facility"). The ability of the Company to make scheduled payments under its present and future indebtedness will depend on, among other things, the future operating performance of the Company and the Company's ability to refinance its indebtedness when necessary. Each of these factors is to a large extent subject to economic, financial, competitive and other factors beyond the Company's control.

         The Company's bank credit facilities and the indentures governing the 97/8% Notes and 8% Notes contain numerous financial and operating covenants that will limit the discretion of the Company's management with respect to certain business matters. These covenants will place significant restrictions on, among other things, the ability of the Company to incur additional indebtedness, to create liens or other encumbrances, to make certain payments and investments, including dividend payments and to sell or otherwise dispose of assets and merge or consolidate with other entities. The Company's bank credit facilities also require the Company to meet certain financial ratios and tests. A failure to comply with the obligations contained in the Company's bank credit facilities, or the indentures governing the 97/8% Notes and 8% Notes, could result in an event of default under the Company's Bank Credit Facility, or the aforementioned indentures, which could permit acceleration of the related debt and acceleration of debt under other instruments that may contain cross- acceleration or cross-default provisions.

Customer Delivery Requirements

         The commercial aircraft cabin interior products industry is currently experiencing a period of rapid growth. From February 22, 1997 to May 30, 1998, the Company has experienced an approximately 42% increase in its backlog. The ability of the Company to receive new contract awards and to deliver its existing backlog is dependent upon its (and its suppliers') ability to increase deliveries to meet the recent surge in demand. Although the Company believes it has sufficient manufacturing capacity to meet customer demand, there can be no assurance that the Company, or its suppliers, will be able to meet the increased product delivery requirements.

General  Aviation  Acquisitions;   Ability  to  Integrate  Acquired  Businesses;
Additional Capital Requirements

         Between 1989 and January 1996, the Company acquired nine companies. During fiscal 1999, the Company acquired six additional companies, including ALC, SMR and CF Taylor. Through several recent acquisitions, the Company has expanded its activities from the commercial to the general aviation market. There can be no assurance that the Company will be successful in entering the general aviation market. The Company intends to consider future strategic acquisitions in the commercial airline and general aviation cabin interior industries, some of which could be material to the Company. B/E is in discussions from time to time with one or more third parties regarding possible acquisitions. As of the date of this Prospectus, except as disclosed herein, the Company has no agreements or understanding with a prospective acquisition candidate in respect of a specific transaction. The ability of the Company to continue to achieve its goals will depend upon its ability to integrate effectively the recent and any future acquisitions and to achieve cost efficiencies. Although B/E has been successful in the past in doing so, there can be no assurance that the Company will continue to be successful. See "The Company -- Recent Acquisitions."

         Depending upon, among other things, the acquisition opportunities available, the Company may need to raise additional funds. The Company may seek such additional funds through public offerings or private placements of debt or equity securities or bank loans. Issuance of additional equity securities by the Company could result in substantial dilution to stockholders. In the absence of such financing, the Company's ability to make future acquisitions in accordance with its business strategy, to absorb adverse operating results, to fund capital expenditures or to respond to changing business and economic conditions may be adversely affected, all of which may have a material adverse effect on the Company's business, results of operations and financial condition.

Regulation

         The Federal Aviation Administration (the "FAA") prescribes standards and licensing requirements for aircraft components, including virtually all commercial airline and general aviation cabin interior products, and licenses component repair stations within the United States. Comparable agencies regulate these matters in other countries. If the Company fails to obtain a required license for one of its products or services or loses a license previously granted, the sale of the subject product or service would be prohibited by law until such license is obtained or renewed. In addition, designing new products to meet existing FAA requirements and retrofitting installed products to comply with new FAA requirements can be both expensive and time-consuming.

Risks Associated with the Year 2000 Issue

         The "Year 2000" issue is the result of computer programs using two digits rather than four to define the applicable year. Because of this programming convention, software, hardware or firmware may recognize a date using "00" as the year 1900 rather than the year 2000. Use of non-Year 2000 compliant programs could result in system failures, miscalculations or errors causing disruptions of operations or other business problems, including, among others, a temporary inability to process transactions and invoices or engage in similar normal business activities.

         B/E Technology Initiatives Program. The Company has experienced substantial growth as a result of having completed 15 acquisitions since 1989. Essentially all of the acquired businesses were operating on separate information systems, using different hardware and software platforms. In fiscal 1997, the Company undertook to examine its systems, both pre-existing and acquired, for Year 2000 compliance with a view to replacing non-compliant systems and creating an integrated Year 2000 compliant system. In addition, the Company has undertaken a comprehensive program to address the Year 2000 issue with respect to the following non-system areas: (i) network switching, (ii) the Company's non- information technology systems (such as buildings, plant, equipment and other infrastructure systems that may contain embedded microcontroller technology), and (iii) the status of major vendors, third party network service providers and other material service providers (insofar as they relate to the Company's business). As explained below, the Company's efforts to assess its systems as well as non-system areas related to Year 2000 compliance involve (i) a wide-ranging assessment of the Year 2000 problems that may affect the Company, (ii) the development of remedies to address the problems discovered in the assessment phase and (iii) testing of the remedies.

         Assessment Phase. The Company has identified substantially all of its major hardware and software platforms in use as well as the relevant non-system areas described above. The Company has determined its systems requirements on a company-wide basis and has begun the implementation of an enterprise resource planning (ERP) system, which is intended to be a single system data base onto which all the Company's individual systems will be migrated. In relation thereto, the Company has signed contracts with substantially all of its significant hardware, software and other equipment vendors and third party network service providers related to Year 2000 compliance.

         Remediation and Testing Phase. In implementing the ERP system, the Company undertook, and has completed, a remediation and testing phase of all internal systems, LAN's, WAN's and PBX's. These phases were intended to address potential Year 2000 problems of the ERP system in relation to both information technology and non-information technology systems and then to demonstrate that the ERP software was Year 2000 compliant. ERP system software was selected and applications implemented by a team of internal users, outside system integrator specialists and ERP application experts. The ERP system was tested between June 1997 to 1998 by this team of experts. To date, one location has been fully implemented on the ERP system. This company-wide solution is being deployed to all other B/E sites in a manner that is designed to meet full implementation for all non-Year 2000 compliant sites by December 31, 1999.

         Contingency Plans. The Company has begun to analyze contingency plans to handle worst case Year 2000 scenarios that the Company believes reasonably could occur and, if necessary, intends to develop a timetable for completing such contingency plans.

         Costs Related to the Year 2000 Issue. To date, the Company has incurred approximately $15 million in costs related to the implementation of the ERP system. The Company currently estimates the total ERP implementation will cost approximately $30 million. Implementation costs have and will be capitalized to the extent permitted under generally accepted accounting principles. The Company expects that it will incur approximately $8 million related to this program during calendar 1998 and an additional $7 million during calendar 1999.

         Risks Related to the Year 2000 Issue. Although the Company's efforts to be Year 2000 compliant are intended to minimize the adverse effects of the Year 2000 issue on the Company's business and operations, the actual effects of the issue will not be known until 2000. Difficulties in implementing the ERP system or failure by the Company to fully implement the ERP system or the failure of its major vendors, third party network service providers, and other material service providers and customers to adequately address their respective Year 2000 issues in a timely manner could have a material adverse effect on the Company's business, results of operations, and financial condition. The Company's capital requirements may differ materially from the foregoing estimate as a result of regulatory, technological and competitive developments (including market developments and new opportunities) in the Company's industry.

Risks Inherent in International Operations; Risks Associated with the Conversion by Certain EU Member States to the "Euro"

         Foreign operations of B/E accounted for 29% and 26% of total sales for the three months ended May 30, 1998 and fiscal 1998, respectively, as compared to 23% and 25% for the three months ended May 31, 1997 and fiscal 1997, respectively. In addition, the Company has direct investments in a number of subsidiaries in foreign countries (primarily in Europe). Fluctuations in the value of foreign currencies affect the dollar value of B/E's net investment in foreign subsidiaries, with these fluctuations being included in a separate component of stockholders' equity. Operating results of foreign subsidiaries are translated into U.S. dollars at average monthly exchange rates. For the three months ended May 30, 1998 and fiscal 1998, the impact of such transactions on operating results was not significant; however, B/E reported a cumulative foreign currency translation amount of $(3.5) million in stockholders' equity at May 30, 1998 as a result of foreign currency adjustments, and there can be no assurance that the Company will not incur additional adjustments in future periods. In addition, the U.S. dollar value of transactions based in foreign currency (collections on foreign sales or payments for foreign purchases) also fluctuates with exchange rates. Historically, foreign currency risk has not been material because a substantial majority of the Company's sales have been denominated in the currency of the country of product origin and no repatriation of earnings has occurred (or is anticipated). However, there can be no assurance that a substantial majority of sales will continue to be denominated in the currency of the country of product origin or as to the impact of changes in the value the United States dollar or other currencies. The largest foreign currency exposure results from activity in Dutch guilders, British pounds and Japanese yen.

         B/E has not hedged net foreign investments in the past, although it may engage in hedging transactions in the future to manage or reduce its foreign exchange risk. There can be no assurance that B/E's attempts to manage its foreign currency exchange risk will be successful.

         The Company's foreign operations could also be subject to unexpected changes in regulatory requirements, tariffs and other market barriers and political and economic instability in the countries where it operates. There can be no assurance as to the impact of any such events that may occur in the future. See "Risk Factors -- Dependence upon Conditions in the Airline Industry."

         In addition, the Company may be exposed to certain risks as a result of the conversion by certain European Union ("EU") member states of their respective currencies to the "euro" as legal currency on January 1, 1999. The conversion rates between such EU member states' currencies and the euro will be fixed by the Council of the EU. Risks related to the conversion to the euro could include, among other things, effects on pricing due to increased cross-border price transparency, costs of modifying information systems, including both software and hardware, costs of relying on third parties whose systems also require modification, changes in the conduct of business and in the principal markets for the Company's products and services, effects on, and continuity of, contracts and currency exchange rate risk. The Company has analyzed whether the conversion to the euro will materially affect its business operations. While the Company is uncertain as to the impact of the conversion, the Company does not expect anticipated costs in connection with the euro conversion to be material. However, the actual effects of the conversion cannot be known until the conversion to the euro has taken place and there can be no assurance that the actual effects of the conversion could not have a material adverse effect on the Company's business, results of operations, and financial condition.

Environmental Matters

         The Company is subject to regulation by federal, state and local authorities establishing health and environmental quality standards, and may be subject to liability or penalties for violations of those standards. The Company is also subject to laws, ordinances and regulations governing remediation of contamination at facilities it owns or operates or to which it sends hazardous substances or wastes for treatment, recycling or disposal. The Company believes that it is in compliance, in all material respects, with all laws affecting its business. However, there can be no assurance that the Company will continue to comply with all such laws, or with amended, new or more stringent laws and regulations which may be adopted in the future. Any such violation of law may result in penalties and/or liability in private actions filed by injured parties. In addition, future discovery of any environmental contamination or liability at any of the Company's facilities may cause the Company to incur significant expenses as a result thereof.

Dividend Policy; Restrictions on Payment of Dividends

         The Company has never paid a cash dividend and does not plan to pay cash dividends on its Common Stock in the foreseeable future. The Company's Bank Credit Facility and the Indentures governing the 97/8% Notes and the 8% Notes restrict and limit the payment of dividends on the Common Stock. Future indebtedness may also contain restrictions and limitations on the payment of dividends on the Common Stock.

Certain Anti-Takeover Provisions

         The Company's Restated Certificate of Incorporation and By-laws contain provisions that may have the effect of discouraging a third party from making an acquisition of the Company by means of a tender offer, proxy contest or otherwise. The Restated Certificate of Incorporation and By-laws of the Company, among other things, (i) classify the Board of Directors into three classes, with directors of each class serving for a staggered three-year period, (ii) provide that directors may be removed only for cause and only upon the approval of the holders of at least two-thirds of the voting power of the Company's shares entitled to vote generally in the election of such directors, (iii) require at least two-thirds of the voting power of the Company's shares entitled to vote generally in the election of directors to alter, amend or repeal the provisions relating to the classified board and removal of directors described above and
(iv) permit the Board of Directors to fill vacancies and newly created directorships on the Board. Such provisions would make the removal of incumbent directors more difficult and time-consuming and may have the effect of discouraging a tender offer or other takeover attempt not previously approved by the Board of Directors. Under the Company's Restated Certificate of Incorporation, the Board of Directors of the Company also has the authority to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the powers, preferences and rights of any such series without stockholder approval. The Board of Directors could, therefore, issue, without stockholder approval, preferred stock with voting and other rights that could adversely affect the voting power of the holders of Common Stock and could make it more difficult for a third party to gain control of the Company. In addition, under certain circumstances, Section 203 of the Delaware General Corporation Law makes it more difficult for an "interested stockholder" (generally a 15% stockholder) to effect various business combinations with a corporation for a three-year period. See "Description of Capital Stock".

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements contained in "Risk Factors" and elsewhere, and incorporated by reference herein, including statements regarding the business strategy of the Company, potential strategic acquisitions, the products which the Company expects to offer, implementation of the Company's Year 2000 readiness program, anticipated development and marketing expenditures and regulatory reform, effects of the conversion by certain EU member states to the "euro," the intent, belief or current expectations of the Company, its directors or its officers, primarily with respect to the future operating performance of the Company, and other statements contained herein, and incorporated by reference herein, regarding matters that are not historical facts, are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). In addition, when used in this Prospectus and elsewhere, the words "believe," "anticipate," "expect," intend" and similar expressions are intended to identify forward-looking statements. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward- looking statements include, but are not limited to, the factors set forth in "Risk Factors."

                                 USE OF PROCEEDS

         Except as provided by the SMR Acquisition Agreement, the Company will not receive any of the proceeds from the sale of the Shares of Common Stock by the Selling Stockholders. See "Selling Stockholders." Any net proceeds received by the Company will be used for general corporate purposes, including working capital requirements to support increased sales, and possible investments in strategic acquisitions.

                              SELLING STOCKHOLDERS

General

         B/E has recently made several acquisitions and, pursuant to the provisions of the agreements governing such acquisitions, B/E agreed to register shares of Common Stock issued as consideration in such acquisitions. Each of the Selling Stockholders received the Shares of Common Stock offered hereby in connection with either the acquisition of ASI, ALC or SMR.

         The following are brief summaries of certain provisions of the agreements governing the Company's recent acquisitions of ASI, ALC, and SMR. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, such agreements which will be filed as exhibits to the Registration Statement. Capitalized terms are defined in the respective agreements unless otherwise defined herein. Whenever any term therein is referred to, such definition is incorporated herein by reference.

The ASI Acquisition

         On March 27, 1998, pursuant to the terms of an Agreement and Plan of Reorganization and Merger dated as of March 27, 1998, by and among B/E, BE Acquisition Corp., ASI, the Gregory and Deborah Fodell Partnership, Ltd. (the "Fodell Partnership I"), the Gregory and Deborah Fodell Partnership II, Ltd. (the "Fodell Partnership II" and collectively with the Fodell Partnership I, the "ASI Sellers") and Gregory N. Fodell (the "ASI Merger Agreement"), B/E acquired from the ASI Sellers all of the outstanding stock of ASI (the "ASI
Acquisition"), a company based in Houston, Texas that services, cleans and repairs aircraft interior parts and products. In exchange, the ASI Sellers received a total of 201,895 shares of Common Stock, representing a purchase price of approximately $5.6 million. B/E accounted for the acquisition of ASI as a pooling of interests. Pursuant to the terms of the ASI Merger Agreement, B/E agreed to register the shares of Common Stock received by the ASI Sellers.

         The shares of Common Stock offered by the ASI Sellers by this Prospectus were initially issued to the ASI Sellers pursuant to the ASI Merger Agreement. Gregory N. Fodell is a general partner and limited partner of each of the ASI Sellers and is currently a Vice President - Major Accounts of B/E Aerospace Services, Inc., a wholly-owned subsidiary of the Company. Immediately following the closing under the ASI Merger Agreement, the Fodell Partnership I beneficially owned 18,354 shares of Common Stock and the Fodell Partnership II beneficially owned 183,541 shares of Common Stock. The B/E Common Stock beneficially owned by the ASI Sellers represented approximately 0.7% of the shares of the Company's Common Stock outstanding on September 9, 1998.

The ALC Acquisition

         On July 30, 1998, pursuant to the terms of an Agreement and Plan of Reorganization and Merger dated as of July 30, 1998, by and among B/E, BE Aerospace Acquisition Corp, Aerospace Lighting Corp., and Louis J. Francisco, Elsie M. Francisco, Michael J. Tenzyk, Judith D. Tenzyk, Trustee U/A Gertrude Brown dated 1/7/92 and Trustee U/A William Brown dated 1/7/92 (together, the "ALC Sellers") (the "ALC Merger Agreement"), B/E acquired from the ALC Sellers all of the outstanding stock of Aerospace Lighting Corporation ("ALC"), a company based in Holbrook, New York, that produces interior fluorescent lighting systems for business and corporate jet aircraft. In exchange, the ALC Sellers received a total of 964,780 shares of Common Stock, representing a purchase price of approximately $28.1 million. B/E accounted for the acquisition of ALC as a pooling of interests. Pursuant to the terms of the ALC Merger Agreement, B/E agreed to register the shares of Common Stock received by the ALC Sellers.

         The Shares of Common Stock offered by the ALC Sellers by this Prospectus were originally issued to the ALC Sellers pursuant to the ALC Merger Agreement. Immediately following the closing under the ALC Merger Agreement, Louis J. Francisco owned 260,198 shares of Common Stock, Elsie M. Francisco owned 61,395 shares of Common Stock, Michael J. Tenzyk owned 160,797 shares of Common Stock, Judith D. Tenzyk owned 160,797 shares of Common Stock, Trustee U/A Gertrude Brown dated 1/7/92 owned 78,936 shares of Common Stock and Trustees U/A William Brown Dated 1/7/92 owned 242,657 shares of Common Stock. The Common Stock received by the ALC Sellers pursuant to the ALC Merger Agreement constitute all of the shares of the Company's Common Stock held by them. The B/E Common Stock owned by the ALC Sellers represented approximately 3.3% of the shares of the Company's Common Stock outstanding on September 9, 1998.

The SMR Acquisition

         On August 7, 1998, pursuant to the terms of an Acquisition Agreement dated as of July 21, 1998, by and among B/E, Oscar J. Mifsud, Patrick L. Ryan, David B. Smith, the Oscar J. Mifsud Trust - 1998, the Patrick L. Ryan Trust - 1998 and the David B. Smith Trust - 1998 (the several Trusts together, the "SMR Sellers" and, collectively with the ASI Sellers and the ALC Sellers, the "Selling Stockholders") (the "SMR Acquisition Agreement" and, together with the ASI Merger Agreement and the ALC Merger Agreement, the "Merger Agreements"), B/E acquired from the SMR Sellers all of the outstanding stock of SMR Aerospace, Inc., all of the outstanding membership interests of SMR Developers LLC, and all of the outstanding partnership interests of SMR Associates for a total aggregate purchase price of approximately $120.0 million, subject to adjustment (the "SMR Purchase Price). Pursuant to the SMR Acquisition Agreement, the Company issued 4,000,000 shares of Common Stock to the SMR Sellers and paid the SMR Sellers $2.0 million in cash. The Company also paid $22.0 million in cash to the ESOP of FSI, a subsidiary of SMR Aerospace, Inc., pursuant to a separate Stock Purchase Agreement between the ESOP and B/E, to purchase the minority equity interest in FSI held by the ESOP, bringing the total aggregate purchase price paid by B/E for SMR to approximately $142.0 million. To the extent the Net Proceeds (as defined in the SMR Acquisition Agreement), which includes the $2.0 million in cash already received by the SMR Sellers, from the sale of the 4,000,000 shares of Common Stock is less than the SMR Purchase Price, the Company will pay such difference to the SMR Sellers with funds drawn under the Bank Credit Facility. B/E's obligations to the SMR Sellers under the SMR Acquisition Agreement are secured by an irrevocable stand-by letter of credit from The Chase Manhattan Bank in favor of the SMR Sellers. If such Net Proceeds exceed the SMR Purchase Price, the SMR Sellers will remit such excess to the Company. B/E intends to account for the acquisition of SMR as a purchase. Pursuant to the terms of the SMR Acquisition Agreement, B/E agreed to register the shares of Common Stock received by the SMR Sellers.

         SMR is a leader in providing design, integration, installation and certification services for commercial aircraft passenger cabin interiors. SMR provides a broad range of interior reconfiguration services which allow airlines to change the size of certain classes of service, modify and upgrade the seating, install telecommunications or entertainment options, relocate galleys, lavatories, and overhead bins, and install crew rest compartments. SMR is also a supplier of structural design and integration services, including airframe modifications for passenger-to-freighter conversions. In addition, SMR provides a variety of niche products and components that are used to facilitate reconfigurations and conversions. SMR's services are performed primarily on an aftermarket basis, and its customers include major airlines, such as United Airlines, Japan Airlines, British Airways, Air France, Cathay Pacific and Qantas, as well as Boeing, Airborne Express and Federal Express.

         The shares of Common Stock offered by the SMR Sellers by this Prospectus were originally issued to the SMR Sellers pursuant to the SMR Acquisition Agreement. The Common Stock issued to the SMR Sellers constitute all of the shares of Common Stock that are beneficially owned by the SMR Sellers and represent approximately 13.7% of the shares of the Company's Common Stock outstanding on September 9, 1998.

         Set forth below are the names of each Selling Stockholder, the number of shares of Common Stock beneficially owned as of September 9, 1998 by each Selling Stockholder, the number of Shares that may be offered and sold by or on behalf of each Selling Stockholder hereunder and the amount of Common Stock to be owned by each Selling Stockholder upon the completion of the Offering if all Shares offered by such Selling Stockholder are sold. Except as set forth below, as of September 9, 1998, none of the Selling Stockholders beneficially owns more than 1% of the outstanding Common Stock and, to the knowledge of the Company, except for Gregory Fodell, who is an employee of the Company, none of the Selling Stockholders has had any material relationships with the Company subsequent to the closings of the respective acquisitions of ASI, ALC and SMR. Any and all of the Shares listed below under the heading "Shares Offered" may be offered for sale by or on behalf of the Selling Stockholders. Except as provided by the Share Disposition Agreement (as defined herein) and the Merger Agreements, the Selling Stockholders may sell the Shares of Common Stock offered hereby from time to time and, as a result, no estimate can be given as of the date hereof as to the amount of Shares of Common Stock that will actually be offered for sale by the Selling Stockholders or as to the amount of Common Stock that will be held by the Selling Stockholders upon termination of such offering. See "Plan of Distribution." Additional information as to the number and percentage of Shares beneficially owned before the offering by the Selling Stockholders, the number of Shares to be sold and the number of Shares beneficially owned after the offering will be set forth in an accompanying Prospectus Supplement, to the extent necessary.


                                                              Shares Beneficially
                                                                     Owned                               Shares Beneficially
                                                               Prior to Offering         Shares         Owned After Offering
                  Selling Stockholders                       Number        Percent       Offered        Number        Percent
                  --------------------                       ------        -------       -------        ------        -------
ASI Sellers:
     Gregory and Deborah  Fodell Partnership, Ltd.               18,354       *              18,354       --            --
     Gregory and Deborah  Fodell Partnership II, Ltd.           183,541       *             183,541       --            --
ALC Sellers:
     Elise M. Francisco                                          61,395       *              61,395       --            --
     Louis J. Francisco                                         260,198       *             260,198       --            --
     Judith D. Tenzyk                                           160,797       *             160,797       --            --
     Michael J. Tenzyk                                          160,797       *             160,797       --            --
     Trustees U/A Gertrude Brown dated 1/7/92                    78,937       *              78,937       --            --
     Trustees U/A William Brown dated 1/7/92                    242,657       *             242,657       --            --
SMR Sellers:
     Oscar J. Mifsud Trust - 1998                             1,333,334      4.56         1,333,334       --            --
     Patrick L. Ryan Trust - 1998                             1,333,333      4.56         1,333,333       --            --
     David B. Smith Trust - 1998                              1,333,333      4.56         1,333,333       --            --


---------------
* The percentage of shares of Common Stock beneficially owned does not exceed one percent of the outstanding shares of Common Stock as of September 9, 1998.

                              PLAN OF DISTRIBUTION

         The Selling Stockholders may sell all or a portion of the Shares of Common Stock offered hereby in private transactions or in the over-the-counter market at prices related to the prevailing prices of the shares on the Nasdaq National Market. The Selling Stockholders may be deemed to be underwriters within the meaning of the Securities Act. Any Selling Stockholder may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders. The Selling Stockholders and any broker-dealers that participate in the distribution may under certain circumstances be deemed to be underwriters within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on the resale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Merger Agreements provide that the Company indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act. The Merger Agreements also provide for the indemnification of the Company by the Selling Stockholders for certain liabilities, including liabilities under the Securities Act.

         The SMR Sellers may sell the shares of Common Stock offered hereby from time to time subject to the terms of the SMR Acquisition Agreement and the Share Disposition Agreement (the "Share Disposition Agreement") by and between B/E and the SMR Sellers dated July 21, 1998, pursuant to which the SMR Sellers agreed to sell the SMR Shares only on such terms and conditions, and at such times as directed and approved by B/E. The ASI Sellers and the ALC Sellers may sell shares of Common Stock offered hereby from time to time subject to the terms of the ASI Merger Agreement and the ALC Merger Agreement, respectively.

         To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing (a) the name of any Selling Stockholder;
(b) the name of any broker-dealers effecting the transaction on behalf of the Selling Stockholder; (c) the number of shares involved; (d) the price at which such shares are to be sold; (e) the commissions paid or discounts or concessions allowed to such broker-dealer, where applicable; (f) that such broker-dealer did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented, and (g) other facts material to the transaction.

         Pursuant to the Merger Agreements, the Company has agreed to pay substantially all fees and expenses incident to the preparation, filing, amending and supplementing of the Registration Statement of which this Prospectus is a part and any registration, filing, qualification and other fees and expenses of complying with state Blue Sky or securities law. In addition, in connection with the acquisition of SMR, the Company has agreed to pay all applicable stock transfer taxes, brokerage commissions, underwriting discounts or commissions and any fees of the SMR Sellers' counsel. In connection with the acquisitions of ASI and ALC, the ASI Sellers and the ALC Sellers will pay all applicable stock transfer taxes, brokerage commissions, underwriting discounts or commissions and any fees of such Selling Stockholders' counsel.

         Pursuant to the Merger Agreements, and subject to certain conditions, the Company has agreed to keep the Registration Statement relating to the offering and sale by the Selling Stockholders of the shares of Common Stock continuously effective until a fixed date following the effectiveness of the Registration Statement or such earlier date as of which all shares of Common Stock registered hereunder have been disposed of.

                          DESCRIPTION OF CAPITAL STOCK

Common Stock

         The Company is authorized to issue 50,000,000 shares of Common Stock, $0.01 par value, of which 23,256,268 shares were outstanding as of July 27, 1998, and held by approximately 516 stockholders of record. Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders and to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. The indentures relating to the Company's 97/8% Notes and 8% Notes and the Bank Credit Agreement, however, currently restrict dividend payments by the Company to its stockholders. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock have the right to a ratable portion of the assets remaining after payment of liabilities. Holders of Common Stock do not have cumulative voting, preemptive, redemption or conversion rights. All outstanding shares of Common Stock are, and the shares to be sold in this offering will be, fully paid and non-assessable.

Preferred Stock

         The Company's Restated Certificate of Incorporation (the "Certificate") provides, among other things, for the authorization of 1,000,000 shares of Preferred Stock, $0.01 par value (the "Preferred Stock"). The shares of Preferred Stock may be issued from time to time at the discretion of the Board of Directors without stockholder approval. The Board of Directors is authorized to issue these shares in different classes and series and, with respect to each class or series, to determine the dividend rate, the redemption provisions, conversion provisions, liquidation preference and other rights and privileges not in conflict with the Certificate. No shares of Preferred Stock are outstanding, and the Company has no immediate plans to issue any Preferred Stock. While issuance of Preferred Stock could provide needed flexibility in connection with possible acquisitions and other corporate purposes, such issuance could also make it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company or discourage an attempt to gain control of the Company. In addition, the Board of Directors, without stockholder approval, can issue shares of Preferred Stock with voting and conversion rights which could adversely affect the voting power and other rights of the holders of Common Stock.

Directors' Exculpation and Indemnification

         The Certificate provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent otherwise required by the Delaware General Corporation Law (the "DGCL"). The effect of this provision of the Certificate is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of a fiduciary duty of care as a director. This provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief, such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the Certificate provides that, if the DGCL is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. These provisions will not alter the liability of directors under federal or state securities laws. The Certificate also includes provisions for the indemnification of the Company's directors and officers to the fullest extent permitted by Section 145 of the DGCL.

Election and Removal of Directors

         The Certificate classifies the board of directors into three classes, as nearly equal in number as possible, so that each director will serve for three years, with one class of directors being elected each year. The Certificate also provides that directors may be removed for cause only with the approval of the holders of at least two-thirds of the voting power of the Company's shares entitled to vote generally in the election of directors at an annual meeting or special meeting called for such purpose. In addition, the Certificate requires at least two-thirds of the voting power of the Company's shares entitled to vote generally in the election of directors at an annual meeting or special meeting called for such purpose to alter, amend or repeal the provisions relating to the classified board and removal of directors described above.

         Management believes that the Certificate provisions described in the preceding paragraph (the "Provisions"), taken together, reduce the possibility that a third party could effect a change in the composition of the Company's board of directors without the support of the incumbent board. The Provisions, however, may have significant effects on the ability of stockholders of the Company to change the composition of the incumbent board, to benefit from transactions which are opposed by the incumbent board, to assume control of the Company or effect a fundamental corporate transaction such as a merger. Nevertheless, although the Company has not experienced any problems in the past with the continuity or stability of the board, management believes that the Provisions help assure the continuity and stability of the Company's policies in the future, since the majority of the directors at any time will have prior experience as directors of the Company.

Section 203 of the Delaware General Corporation Law

         The Company is subject to the provisions of Section 203 of the DGCL. That section provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate, or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder, (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 662/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. An "interested stockholder" is defined as any person that is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

Transfer Agent and Registrar

         The transfer agent and registrar for the Company's Common Stock is Boston EquiServe L.P., Canton, Massachusetts 02021.

                                  LEGAL MATTERS

         Certain legal matters with respect to the validity of the Shares of Common Stock offered hereby will be passed upon for the Company by Shearman & Sterling, New York, New York.

                                     EXPERTS

         The consolidated financial statements and schedule of the Company appearing in its annual report on Form 10-K for the fiscal year ended February 28, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of SMR as of December 31, 1997 and 1996 and for the years ended December 31, 1997 and 1996, have been audited by Zalick, Torok, Kirgesner, Cook & Co., independent auditors, as stated in their reports incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

================================================================================

  No person has been authorized to give any information or to make any representations other than those contained in this Prospectus or any Prospectus Supplement and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus and any Prospectus Supplement does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or thereof or that the information contained herein or therein is correct as of any time subsequent to the date of such information.

                                  -------------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                                   Prospectus

Available Information.........................................................2
Incorporation of Certain Documents
    by Reference..............................................................2
The Company...................................................................3
Risk Factors..................................................................5
Cautionary Statement Regarding
    Forward-Looking Statements...............................................10
Use of Proceeds..............................................................11
Selling Stockholders.........................................................11
Plan of Distribution.........................................................14
Description of Capital Stock.................................................15
Legal Matters................................................................16
Experts......................................................................16

================================================================================


================================================================================




                               BE Aerospace, Inc.


                                     [Logo]


                        5,166,675 Shares of Common Stock



                                   ----------
                                   PROSPECTUS
                                   ----------




                                     , 1998



================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution
     Securities and Exchange Commission registration fee.............   $ 49,955
     Printing........................................................        **
     Legal fees and expenses.........................................        **
     Nasdaq National Market Additional Listing Fee...................     39,038
     Accounting fees and expenses....................................        **
     Miscellaneous...................................................        **
                                                                       ---------
              Total..................................................      $ **
                                                                       =========
--------------
*     Estimated
**   To be provided by amendment

Item 15.  Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law, as amended ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amount paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or
(iv) for any transaction from which the director derived an improper personal benefit.

         The Registrant's Restated Certificate of Incorporation (the "Certificate") provides that the Company's Directors shall be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that exculpation from liabilities is not permitted under the DGCL as in effect at the time such liability is determined. The Registrant's Certificate further provides that the Registrant shall indemnify its directors and officers to the fullest extent permitted by the DGCL.

         The directors and officers of the Company are covered under directors' and officer's liability insurance policies maintained by the Company.

Item 16.  Exhibits and Financial Statement Schedules

Exhibit
Number                     Description
------                     -----------
Exhibit 3                  Articles of Incorporation and By-Laws
3.1                        Amended and Restated Certificate of Incorporation*
3.2                        Certificate or Amendment of the Restated  Certificate
                           of Incorporation*
3.3                        Amended and Restated By-Laws*
Exhibit 4                  Instruments   defining  the  rights  of  security
                           holders, including debentures
4.1                        Specimen Common Stock Certificate*
4.2                        Form of Note  for the  Registrant's  Series  B 9-7/8%
                           Senior Subordinated Notes*
4.3                        Indenture   dated  January  24,  1996  between  Fleet
                           National   Bank,  as  trustee,   and  the  Registrant
                           relating   to   the   Registrant's    9-7/8%   Senior
                           Subordinated   Notes  and  Series  B  9-7/8%   Senior
                           Subordinated Notes*
4.4                        Indenture   dated   February   13,   1998   for   the
                           Registrant's issue of 8% Senior Subordinated Notes*
4.5                        Form  of  Note  for  the   Registrant's   8%   Senior
                           Subordinated Notes*
4.6                        Form of  Stockholders'  Agreement  by and  among  the
                           Registrant,   Summit   Ventures  II,   L.P.,   Summit
                           Investors II, L.P. and Wedbush Capital Partners*
Exhibit 5
5.1                        Opinion of Shearman & Sterling
Exhibit 10(i)              Material Contracts
10.1                       Supply  Agreement  dated as of April 17, 1990 between
                           the  Registrant and Applied  Extrusion  Technologies,
                           Inc.*
10.2                       Amended and  Restated  Credit  Agreement  (the "Chase
                           Credit  Agreement"),  dated as of May 18,  1994 among
                           the Registrant, the banks named therein and The Chase
                           Manhattan Bank, N.A. as Agent*
10.3                       Amendment  No.  1  dated  May 18,  1994 to the  Chase
                           Credit Agreement*
10.4                       Second  Amended and Restated  Chase Credit  Agreement
                           dated January 19, 1996*
10.5                       Third  Amended and Restated  Chase  Credit  Agreement
                           dated May 29, 1997*
10.6                       Fourth  Amended and Restated  Chase Credit  Agreement
                           dated April 3, 1998*
10.6(a)                    Fifth  Amended and Restated  Credit  Agreement  dated
                           August 7,1998
10.7                       Receivables  Sales  Agreement  dated January 24, 1996
                           among the Registrant,  First Trust of Illinois,  N.A.
                           and Centrally Held Eagle Receivables Program, Inc.*
10.8                       Escrow  Agreement  dated  January  24, 1996 among the
                           Registrant,  Eagle Industrial Product Corporation and
                           First Trust of Illinois, N.A. as Escrow Agent*
10.9                       Acquisition  Agreement  dated as of December 14, 1995
                           by  and  among  the  Registrant,   Eagle   Industrial
                           Products  Corporation,  Eagle  Industries,  Inc.  and
                           Great American Management and Investment, Inc.*
10.10                      Asset Purchase  Agreement  dated as of April 16, 1998
                           by and between Stanford Aerospace Group, Inc. and the
                           Registrant*
10.11                      Stock Purchase  Agreement  dated as of March 31, 1998
                           by and between  the  Registrant  and  Puritan  Bennet
                           Corporation*
10.12                      Acquisition  Agreement  dated July 21, 1998 among the
                           Registrant and Sellers named therein*
Exhibit 10(ii)             Leases
10.13                      Lease dated May 15, 1992  between  McDonnell  Douglas
                           Company,  as lessor,  and the Registrant,  as lessee,
                           relating to the Irvine, California property*
10.14                      Lease  dated   September  1,  1992  relating  to  the
                           Wellington, Florida property*

10.15 Chesham, England Lease dated October 1, 1973 between Drawheath Limited and the Peninsular and Oriental Steam Navigation Company (assigned in February 1985)*
10.16 Utrecht, The Netherlands Lease dated December 15, 1988 between the Pension Fund Foundation for Food Supply Commodity Boards and Inventum*
10.17 Utrecht, The Netherlands Lease dated January 31, 1992 between G.W. van de Grift Onroerend Goed B.V. and Inventum*
10.18                      Lease dated October 25, 1993 relating to the property
                           in Longwood, Florida*
Exhibit 10(iii)            Executive Compensation Plans and Arrangements
10.19                      Amended and Restated 1989 Stock Option Plan
10.20                      Directors' 1991 Stock Option Plan*
10.21                      1990  Stock   Option   Agreement   with   Richard  G.
                           Hamermesh*
10.22                      1990 Stock Option Agreement with B. Martha Cassidy
10.23                      1990 Stock Option Agreement with Jim C. Cowart*
10.24                      1990   Stock   Option   Agreement   with   Petros  A.
                           Palandjian*
10.25                      1990 Stock Option Agreement with Hansjorg Wyss*
10.26                      1991 Stock Option Agreement with Amin J. Khoury*
10.27                      1991 Stock Option Agreement with Jim C. Cowart*
10.28                      1992 Stock Option Agreement with Amin J. Khoury*
10.29                      1992 Stock Option Agreement with Jim C. Cowart*
10.30                      1992 Stock Option Agreement with Paul W. Marshall*
10.31                      1992 Stock Option Agreement with David Lahar*
10.32                      United Kingdom 1992 Employee Share Option Scheme*
10.33                      1994 Employee Stock Purchase Plan*
10.34 Amended and Restated Employment Agreement dated as of May 29, 1998 between the Registrant and Amin J. Khoury*
10.35 Amended and Restated Employment Agreement dated as of May 29, 1998 between the Registrant and Robert J. Khoury*
10.36 Employment Agreement dated as of March 1, 1992 between the Registrant and Marco Lanza (the "Lanza Agreement")*
10.37                      Amendment  No. 1 dated as of  January  1, 1996 to the
                           Lanza Agreement*
10.38 Employment Agreement dated as of April 1, 1992 between the Registrant and G. Bernard Jewell*
10.39 Amended and Restated Employment Agreement dated as of May 29, 1998 between the Registrant and Thomas P. McCaffrey*
10.40 Amended and Restated Employment Agreement dated as of May 29, 1998 between the Registrant and Paul E. Fulchino*
10.41 BE Aerospace, Inc. Savings and Profit Sharing Plan and Trust -- Financial Statements for the Ten Months Ended December 31, 1995 and the Year Ended February 28, 1995, Supplemental Schedules and Independent Auditors' Report*
10.42 BE Aerospace, Inc. 1994 Employee Stock Purchase Plan Financial Statements as of February 29, 1996 and February 26, 1995; and for the Year Ended February 29, 1996 and the period from May 15, 1994 (inception) to February 28, 1995 and Independent Auditors' Report*
Exhibit 23                 Consent of Experts and Counsel
23.1                       Consent  of  Independent   Accountants --  Deloitte &
                           Touche LLP
23.2                       Consent of Shearman & Sterling  (Included  in Exhibit
                           5.1)
23.3                       Consent of Independent  Accountants -- Zalick, Torok,
                           Kirgesner, Cook & Co.

Exhibit 24                 Power of Attorney
24.1                       Power of Attorney (Included on page II-6)
Exhibit 99
99.1 Agreement and Plan of Reorganization and Merger dated March 27, 1998 by and among the Registrant, BE Acquisition Corp., Aerospace Interiors, Inc., Gregory and Deborah Fodell Partnership, Ltd., Gregory and Deborah Fodell Partnership II, Ltd. And Gregory N. Fodell
99.2 Agreement and Plan of Reorganization and Merger dated as of July 30, 1998 by and among the Registrant, BE Aerospace Acquisition Corp., Aerospace Lighting Corp., and Louis J. Francisco, Elsie M. Francisco, Michael J. Tenzyk, Judith D. Tenzyk, Trustees U/A Gertrude Brown dated 1/7/92 and Trustee U/A William Brown dated 1/7/92.

-------------------
*   Previously filed and incorporated by reference herein.  See Exhibit Index.


Item 17.  Undertakings

         The undersigned Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act and incorporated herein by reference;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act and incorporated herein by reference. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any securities being registered which remain unsold at the termination of the offering.

         (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's Annual Report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information is required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such financial information.

         (6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Company has duly caused this Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wellington and the State of Florida, on the 11th day of September, 1998.

                                      BE AEROSPACE,  INC.


                                      By:                      *
                                            ------------------------------------
                                      Title:  Chairman of the Board of Directors


         Pursuant to the requirements of the Securities Act, this Amendment to the Registration Statement has been signed by the following persons in the capacities indicated below on the 11th day of September, 1998.


Signature                                        Title

           *                     Chairman of the Board of Directors
--------------------------
Amin J. Khoury

           *                     Vice Chairman of the Board of Directors and
--------------------------       Chief Executive Officer (principal executive
Robert J. Khoury                 officer)

           *                     President, Chief Operating Officer and Director
--------------------------
Paul E. Fulchino

           *                     Corporate Senior Vice President of
--------------------------       Administration, Chief Financial Officer and
Thomas P. McCaffrey              Assistant Secretary (principal financial and
                                 accounting officer)

           *                     Director
--------------------------
Jim C. Cowart

           *                     Director
--------------------------
Richard G. Hamermesh

           *                     Director
--------------------------
Brian H. Rowe

           *                     Director
--------------------------
Hansjorg Wyss

*By: /s/ Thomas P. McCaffrey
     ------------------------
Thomas P. McCaffrey
Attorney-in-fact

                                  Exhibit Index


Exhibit
Number                     Description
------                     -----------

Exhibit 3                  Articles of Incorporation and By-Laws
3.1                        Amended and Restated Certificate of Incorporation(1)
3.2                        Certificate or Amendment of the Restated  Certificate
                           of Incorporation(2)
3.3                        Amended and Restated By-Laws(14)
Exhibit 4 Instruments defining the rights of security holders, including debentures
4.1                        Specimen Common Stock Certificate(1)
4.2                        Form of Note  for the  Registrant's  Series  B 9-7/8%
                           Senior Subordinated Notes(3)
4.3 Indenture dated January 24, 1996 between Fleet National Bank, as trustee, and the Registrant
                           relating   to   the   Registrant's    9-7/8%   Senior
                           Subordinated Notes and Series B 9-7/8% Senior Subordinated Notes(3)
4.4 Indenture dated February 13, 1998 for the Registrant's issue of 8% Senior Subordinated Notes(4)
4.5                        Form  of  Note  for  the   Registrant's   8%   Senior
                           Subordinated   Notes(4)
4.6 Form of Stockholders' Agreement by and among the Registrant, Summit Ventures II, L.P., Summit Investors II, L.P. and Wedbush Capital Partners(5)
Exhibit 5
5.1                        Opinion of Shearman & Sterling*
Exhibit 10(i)              Material Contracts
10.1 Supply Agreement dated as of April 17, 1990 between the Registrant and Applied Extrusion Technologies, Inc.(1)
10.2 Amended and Restated Credit Agreement (the "Chase Credit Agreement"), dated as of May 18, 1994 among the Registrant, the banks named therein and The Chase Manhattan Bank, N.A. as Agent(6)
10.3                       Amendment  No.  1  dated  May 18,  1994 to the  Chase
                           Credit Agreement(7)
10.4                       Second  Amended and Restated  Chase Credit  Agreement
                           dated January 19, 1996(3)
10.5                       Third  Amended and Restated  Chase  Credit  Agreement
                           dated May 29, 1997(4)
10.6                       Fourth  Amended and Restated  Chase Credit  Agreement
                           dated April 3, 1998(4)
10.6(a)                    Fifth  Amended and Restated  Credit  Agreement  dated
                           August 7,1998*
10.7 Receivables Sales Agreement dated January 24, 1996 among the Registrant, First Trust of Illinois, N.A. and Centrally Held Eagle Receivables Program, Inc.(3)
10.8 Escrow Agreement dated January 24, 1996 among the Registrant, Eagle Industrial Product Corporation and First Trust of Illinois, N.A. as Escrow Agent(3)
10.9 Acquisition Agreement dated as of December 14, 1995 by and among the Registrant, Eagle Industrial Products Corporation, Eagle Industries, Inc. and Great American Management and Investment, Inc.(8)

10.10 Asset Purchase Agreement dated as of April 16, 1998 by and between Stanford Aerospace Group, Inc. and the Registrant(9)
10.11 Stock Purchase Agreement dated as of March 31, 1998 by and between the Registrant and Puritan Bennet Corporation(10)
10.12 Acquisition Agreement dated July 21, 1998 among the Registrant and Sellers named therein(16)
Exhibit 10(ii)             Leases
10.13 Lease dated May 15, 1992 between McDonnell Douglas Company, as lessor, and the Registrant, as lessee, relating to the Irvine, California property(2)
10.14 Lease dated September 1, 1992 relating to the Wellington, Florida property(2)
10.15 Chesham, England Lease dated October 1, 1973 between Drawheath Limited and the Peninsular and Oriental Steam Navigation Company (assigned in February
                           1985)(14)
10.16 Utrecht, The Netherlands Lease dated December 15, 1988 between the Pension Fund Foundation for Food Supply Commodity Boards and Inventum(14)
10.17 Utrecht, The Netherlands Lease dated January 31, 1992 between G.W. van de Grift Onroerend Goed B.V. and Inventum(14)
10.18 Lease dated October 25, 1993 relating to the property in Longwood, Florida(6)
Exhibit 10(iii)            Executive Compensation Plans and Arrangements
10.19                      Amended and Restated 1989 Stock Option Plan(11)
10.20                      Directors' 1991 Stock Option Plan(11)
10.21                      1990  Stock   Option   Agreement   with   Richard  G.
                           Hamermesh(11)
10.22                      1990   Stock   Option   Agreement   with  B.   Martha
                           Cassidy(11)
10.23                      1990 Stock Option Agreement with Jim C. Cowart(11)
10.24                      1990   Stock   Option   Agreement   with   Petros  A.
                           Palandjian(11)
10.25                      1990 Stock Option Agreement with Hansjorg Wyss(11)
10.26                      1991 Stock Option Agreement with Amin J. Khoury(11)
10.27                      1991 Stock Option Agreement with Jim C. Cowart(11)
10.28                      1992 Stock Option Agreement with Amin J. Khoury(11)
10.29                      1992 Stock Option Agreement with Jim C. Cowart(11)
10.30                      1992 Stock Option Agreement with Paul W. Marshall(11)
10.31                      1992 Stock Option Agreement with David Lahar(11)
10.32                      United Kingdom 1992 Employee Share Option Scheme(2)
10.33                      1994 Employee Stock Purchase Plan(12)
10.34 Amended and Restated Employment Agreement dated as of May 29, 1998 between the Registrant and Amin J. Khoury(15)
10.35 Amended and Restated Employment Agreement dated as of May 29, 1998 between the Registrant and Robert J. Khoury(15)
10.36 Employment Agreement dated as of March 1, 1992 between the Registrant and Marco Lanza (the "Lanza Agreement")(14)
10.37                      Amendment  No. 1 dated as of  January  1, 1996 to the
                           Lanza Agreemen(13)
10.38 Employment Agreement dated as of April 1, 1992 between the Registrant and G. Bernard Jewell(14)

10.39 Amended and Restated Employment Agreement dated as of May 29, 1998 between the Registrant and Thomas P. McCaffrey(15)
10.40 Amended and Restated Employment Agreement dated as of May 29, 1998 between the Registrant and Paul E. Fulchino(15)
10.41 BE Aerospace, Inc. Savings and Profit Sharing Plan and Trust -- Financial Statements for the Ten Months Ended December 31, 1995 and the Year Ended February 28, 1995, Supplemental Schedules and Independent Auditors' Report(14)
10.42 BE Aerospace, Inc. 1994 Employee Stock Purchase Plan Financial Statements as of February 29, 1996 and February 26, 1995; and for the Year Ended February 29, 1996 and the period from May 15, 1994 (inception) to February 28, 1995 and Independent Auditors' Report(14)
Exhibit 23                 Consent of Experts and Counsel
23.1                       Consent  of  Independent  Accountants  --  Deloitte &
                           Touche LLP*
23.2                       Consent of Shearman & Sterling  (Included  in Exhibit
                           5.1)
23.3                       Consent of Independent  Accountants -- Zalik,  Torok,
                           Kirgesner, Cook & Co.*
Exhibit 24                 Power of Attorney
24.1                       Power of Attorney (Included on page II-6)
Exhibit 99
99.1 Agreement and Plan of Reorganization and Merger dated March 27, 1998 by and among the Registrant, BE Acquisition Corp., Aerospace Interiors, Inc., Gregory and Deborah Fodell Partnership, Ltd., Gregory and Deborah Fodell Partnership II, Ltd. And Gregory N. Fodell*
99.2 Agreement and Plan of Reorganization and Merger dated as of July 30, 1998 by and among the Registrant, BE Aerospace Acquisition Corp., Aerospace Lighting Corp., and Louis J. Francisco, Elsie M. Francisco, Michael J. Tenzyk, Judith D. Tenzyk, Trustees U/A Gertrude Brown dated 1/7/92 and Trustee U/A William Brown dated 1/7/92.*

-------------------
*        Filed herein.
(1) Incorporated by reference to the Company's Registration Statement on Form S-1, as amended (No. 33-33689), filed with the Commission on March 7, 1990.
(2) Incorporated by reference to the Company's Registration Statement on Form S-1, as amended (No. 33-54146), filed with the Commission on November 3, 1992.
(3) Incorporated by reference to the Company's Registration Statement on Form S-4 (No. 333- 00433), filed with the Commission on January 26, 1996.
(4) Incorporated by reference to the Company's Registration Statement on Form S-4 (No. 333- 47649), filed with the Commission on March 10, 1998.
(5) Incorporated by reference to the Company's Registration Statement on Form S-2 (No. 33- 66490), filed with the Commission on July 23, 1993.
(6) Incorporated by reference to the Company's Annual Report on Form 10-K as amended for the Fiscal year ended February 26, 1994, filed with the Commission on May 25, 1994.

(7) Incorporated by reference to the Company's Annual Report on Form 10-K as amended for the Fiscal year ended February 25, 1995, filed with the Commission on May 26, 1995.
(8) Incorporated by reference to the Company's Current Report on Form 8-K dated December 14, 1995, filed with the Commission on December 28, 1995.
(9) Incorporated by reference to the Company's Current Report on Form 8-K dated May 8, 1998, filed with the Commission on May 8, 1998.
(10) Incorporated by reference to the Company's Current Report on Form 8-K dated March 31, 1998, filed with the Commission on April 27, 1998.
(11) Incorporated by reference to the Company's Registration Statement on Form S-8 (No. 33- 48119), filed with the Commission on May 26, 1992.
(12) Incorporated by reference to the Company's Registration Statement on Form S-8 (No. 33- 82894), filed with the Commission on August 16, 1994.
(13) Incorporated by reference to the Company's Current Report on Form 8-K dated March 26, 1996, filed with the Commission on April 5, 1996.
(14) Incorporated by reference to the Company's Annual Report on Form 10-K as amended for the Fiscal year ended February 28, 1998, filed with the Commission on May 29, 1998.
(15) Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended May 30, 1998, filed with the Commission on July 14, 1998.
(16) Incorporated by reference to the Company's Current Report on Form 8-K dated August 24, 1998, filed with the Commission on August 24, 1998.